Exhibit 10.2
STOCK PURCHASE AGREEMENT
BY
CARRIAGE CEMETERY SERVICES OF IDAHO, INC.,
AS BUYER
AND
TIMOTHY T. GIBSON,
AS SELLER
Dated
June 12, 2007

TABLE OF CONTENTS

Article I. Definitions and Interpretation	1
1.1 Definitions	1
1.2 Interpretation	8
Article II. Purchase and Sale of Shares and Closing	8
2.1 Purchase and Sale	8
2.2 Purchase Price	8
2.3 The Closing	8
Article III. Representations and Warranties of Seller	9
3.1 Title to Shares	9
3.2 Valid and Binding Agreement	9
3.3 No Breach; Consents	9
3.4 Finders	10
Article IV. Representations and Warranties Regarding the Company	10
4.1 Incorporation; Power and Authority	10
4.2 No Breach; Consents	10
4.3 Capitalization	11
4.4 Financial Statements	11
4.5 Books and Records	12
4.6 Absence of Certain Developments	12
4.7 Inventory; Preneed Accounts Receivable	14
4.8 Tax Matters	14
4.9 Intellectual Property	15
4.10 Contracts	15
4.11 Preneed Agreements and Trust Accounts	16
4.12 Litigation	18
4.13 Insurance and Claims	18
4.14 Governmental Authorizations	18
4.15 Compliance with Laws	19
4.16 Environmental Matters	19
4.17 Employees	20
4.18 Employee Benefit Plans	20
4.19 Title to and Status of Assets	20
4.20 Real Property	21
4.21 Tangible Personal Property	21
4.22 Full Disclosure	21
4.23 Availability of Documents	22
4.24 C&G	22
Article V. Representations and Warranties of Buyer	23
5.1 Incorporation; Power and Authority	23
5.2 Valid and Binding Agreement	23
5.3 No Breach; Consents	23
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5.4 Investment Intent	24
5.5 Finders	24
5.6 Full Disclosure	24
Article VI. Agreements of Seller	24
6.1 Conduct of the Business	24
6.2 Notice of Developments	25
6.3 Access to Information	25
6.4 Waivers; Payment of Indebtedness	26
6.5 Conditions	26
6.6 Consents and Authorizations; Regulatory Filings	26
6.7 No Shop	27
6.8 Employee Training; Systems Installation	27
6.9 Non-Competition.	27
6.10 338(h)(10) Election	29
6.11 Interim Financials and Tax Return	30
6.12 Water Well Access and Easement	30
Article VII. Agreements of Buyer	30
7.1 Conditions	30
7.2 Post-Closing Access	31
7.3 Signage	31
7.4 Cash and At-Need Accounts Receivables	31
7.5 Family Funerals	32
7.6 338(h)(10) Election	32
7.7 Marker Trust Account	33
7.8 Water Well Access and Easement	33
Article VIII. Conditions to Closing	33
8.1 Conditions to Obligation of Each Party to Close	33
8.2 Conditions to Buyer’s Obligation to Close	33
8.3 Conditions to Seller’s Obligation to Close	36
8.4 Closing Deliveries of Seller	37
8.5 Closing Deliveries of Buyer	37
Article IX. Termination	38
9.1 Termination	38
9.2 Effect of Termination	39
Article X. Indemnification	39
10.1 Indemnification by Seller	39
10.2 Indemnification by Buyer	41
10.3 Procedures for Indemnification	42
10.4 Indemnification for 338(h)(10) Election	43
Article XI. General	44
11.1 Press Releases and Announcements	44
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11.2 Expenses	44
11.3 Further Assurances	44
11.4 Amendment and Waiver	44
11.5 Notices	45
11.6 Assignment	46
11.7 No Third Party Beneficiaries	46
11.8 Severability	46
11.9 Complete Agreement	46
11.10 Schedules	46
11.11 Signatures; Counterparts	46
11.12 Specific Performance	47
11.13 Governing Law; Dispute Resolution	47
11.14 Construction	48
11.15 Farming	48
EXHIBIT A C&G Assignment and Assumption Agreement	1
EXHIBIT B C&G General Bill of Sale	1
EXHIBIT C C&G License Agreement	1
EXHIBIT D Employment Agreement	1
EXHIBIT E Retirement Insurance Policies	1
EXHIBIT 4.11(d) Pre-Trust Law Liabilities	1
EXHIBIT 4.11(e)-(i) Registered Marker Orders	1
EXHIBIT 4.11(e)-(ii) Registered Marker Orders	1
EXHIBIT 4.11(e)-(iii) Registered Marker Orders	1
EXHIBIT 6.12 Water Well Access and Easement Agreement	1
EXHIBIT 7.4(a) Employee Reserves	1
EXHIBIT 8.4(f) Opinion of Ken Mallea	1
EXHIBIT 8.5(c) Opinion of Elsaesser Jarzabek Anderson Marks Elliott & McHugh, Chtd	1
EXHIBIT 10.1(b)(ii) Escrow Agreement	1
EXHIBIT 10.1(b)(v) Disclosure	1
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STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 12, 2007, by Carriage Cemetery Services of Idaho, Inc., an Idaho corporation (“Buyer”), and Timothy T. Gibson, an individual (“Seller”). Buyer and Seller shall each be referred to herein as a “Party” and collectively as the “Parties.”
Recitals
     WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $100.00 per share (the “Company Common Stock”), of Cloverdale Park, Inc., an Idaho corporation (the “Company”).
     WHEREAS, the Company owns and operates (a) a funeral business, a cemetery business, a cremation business, a funeral home and the cemetery real estate located at 1200 North Cloverdale Road, Boise, Idaho (the “Cloverdale Home”) and (b) a cemetery business and the cemetery real estate of Terrace Lawn Cemetery (“Terrace Lawn Cemetery”, and together with the Cloverdale Home, the “Facilities”) located at 4225 East Fairview Avenue, Boise, Idaho (collectively, the “Businesses”).
     WHEREAS, Seller desires to sell, and Buyer desires to buy, 100% of the issued and outstanding capital stock of the Company on the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, prior to the Closing or simultaneously therewith, Seller shall enter into an employment agreement with Buyer, or Buyer’s Affiliate.
     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
     1.1 Definitions. In this Agreement, the following capitalized terms shall have the meanings set forth below:
     “AAA” has the meaning set forth in Section 11.13(b).
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Annual Financial Statements” has the meaning set forth in Section 4.4(a).
     “Businesses” has the meaning set forth in the recitals of this Agreement.

     “Business Day” means a day (excluding Saturday and Sunday) on which banks generally are open for the transaction of business in the State of Idaho.
     “Buyer” has the meaning set forth in the first paragraph of this Agreement.
     “Buyer Indemnified Party” has the meaning set forth in Section 10.1(a).
     “C&G” means C&G Security Plans, Inc., an Idaho corporation.
     “C&G Assets” means (i) all of C&G’s rights, benefits, title and interests in and to the properties, assets, claims and contracts principally relating to, or principally used in or necessary for the conduct of the Businesses, including (A) all books of account, records, files and invoices (whether in paper or electronic format) and (B) all rights, privileges, claims, demands, chooses of action, prepayments, deposits, refunds, claims in bankruptcy, offsets and other claims and (ii) a fully paid-up, royalty-free, perpetual license to use the name “C&G Security Plans” in the operation of the Businesses.
     “C&G Assignment and Assumption Agreement” means the General Assignment and Assumption Agreement in the form attached hereto as Exhibit A.
     “C&G Bill of Sale” means the General Bill of Sale in the form attached hereto as Exhibit B.
     “C&G Contract” has the meaning set forth in Section 4.24(d).
     “C&G Documents” has the meaning set forth in Section 4.24(a).
     “C&G License Agreement” means the License Agreement by and between Buyer, Seller and C&G in the form attached hereto as Exhibit D.
     “CERCLA” means the Comprehensive Environmental Compensation and Liability Act of 1980, as amended.
     “Claim” means any demand, claim, action, investigation, legal proceeding or arbitration, whether or not ultimately determined to be valid.
     “Claim Notice” has the meaning set forth in Section 10.3(a).
     “Closing” has the meaning set forth in Section 2.3(a).
     “Closing Date” has the meaning set forth in Section 2.3(a).
     “Cloverdale Home” has the meaning set forth in the recitals of this Agreement.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collection Receivables” has the meaning set forth in Section 7.4(b).
     “Company” has the meaning set forth in the recitals of this Agreement.
     “Company Common Stock” has the meaning set forth in the recitals of this Agreement.
     “Confidentiality Agreement” means that certain Confidentiality Agreement between Carriage Services, Inc. and Seller, dated March 21, 2006.
     “Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
     “Contract” means a contract, agreement, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
     “Direct Claim” has the meaning set forth in Section 10.3(a).
     “Dispute” has the meaning set forth in Section 11.13(b).
     “Election” has the meaning set forth in Section 6.10.
     “Employment Agreement” means the Employment Agreement between Seller and Carriage Funeral Holdings, Inc., a Delaware corporation, substantially in the form attached hereto as Exhibit D.
     “Encumbrance” means any charge, Claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Escrow Agreement” has the meaning set forth in Section 10.1(b)(ii).
     “Environmental Laws” means all Laws, Governmental Authorizations or Governmental Orders relating to pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

     “Environmental Permits” means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Law.
     “ERISA” has the meaning set forth in Section 4.18.
     “Excluded Liabilities” means, with respect to the Company and C&G, the following Liabilities relating to, or occurring or existing in connection with or arising out of acts or omissions before the Closing Date (i) Liabilities for Taxes accruing before the Closing Date; (ii) any trade payables of any kind, regardless of whether entered into in the Ordinary Course of Business, non-compete payments, and amounts payable to any employee benefit plan (except for Liabilities relating to (A) the Retirement Insurance Policies and (B) any other employment Liabilities related to the employment by the Company and compensation, severance and termination of Hazel Thompson and Dave Ferrera as employees of the Company); or (iii) any amounts owed under the Company’s bank debt (consisting of principal, unpaid interest, prepayment penalties and other amounts required to pay the debt in full) in excess of $820,000.
     “Facilities” has the meaning set forth in the recitals of this Agreement.
     “Financial Statements” has the meaning set forth in Section 4.4(a).
     “GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     “Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.
     “Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
     “Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
     “Hazardous Material” means (i) any “hazardous waste,” “industrial waste,” “solid waste,” “hazardous material,” “hazardous substance,” “toxic substance,” “hazardous material,” “pollutant,” or “contaminant” as those or similar terms are defined, identified, or regulated under any Environmental Laws; (ii) any asbestos, polychlorinated biphenyls, or radon; (iii) any petroleum, petroleum hydrocarbon or petroleum products; and (iv) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or Governmental Entity that requires environmental investigation, remediation, or monitoring.

     “Indemnified Party” has the meaning set forth in Section 10.3.
     “Indemnifying Party” has the meaning set forth in Section 10.3.
     “Insurance Commission Receivables” has the meaning set forth in Section 7.4(c).
     “Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iv) trade secrets, (v) rights in Internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.
     “Interim Financials” has the meaning set forth in Section 6.11.
     “Knowledge,” when used with respect to Seller, means the actual knowledge of Seller or any director or officer of the Company.
     “Law” means (i) all federal, state or local laws, regulations and rules (to the extent having the force of law) of any Governmental Entity, and (ii) all orders, decrees, rulings, awards, writs, judgments, statutes, ordinances, codes, rules, regulations and license of any Governmental Entity.
     “Liabilities” means all indebtedness, obligations and other liabilities of the Company of any nature whatsoever, whether direct or indirect, matured or unmatured, absolute, accrued, contingent (or based on any contingency), known or unknown, fixed or otherwise, or whether due or to become due.
     “Litigation” means any Claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
     “Loss” means any Litigation, Governmental Order, complaint, Claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Taxes, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses.
     “Marker Trust Account” has the meaning set forth in Section 7.7.

     “Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on (i) the business, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of the Company or (ii) the ability of Seller to consummate the transactions contemplated hereby or to perform its obligations hereunder.
     “Material Contract” has the meaning set forth in Section 4.10(b).
     “Ordinary Course of Business” means the ordinary course of business of the Company or C&G, as the case may be, consistent with past custom and practice.
     “Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (iii) any amendment to any of the foregoing.
     “Outside Closing Date” has the meaning set forth in Section 9.1(e).
     “Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.
     “Permitted Encumbrances” means [TO COME].
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
     “Plans” has the meaning set forth in Section 4.18.
     “Pre-Trust Law Liabilities” has the meaning set forth in Section 4.11(d).
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Real Property” has the meaning set forth in Section 4.20.
     “Release” has the meaning set forth in CERCLA.
     “Remedies Exception,” when used with respect to any Person, means performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     “Restricted Business” has the meaning set forth in Section 6.9(a).
     “Retained At-Need Funeral Receivables” has the meaning set forth in Section 7.4(b).

     “Retirement Insurance Policies” means the retirement insurance policies covering Hazel Thompson and Dave Ferrera, which are attached hereto as Exhibit E.
     “Returns” means all returns, declarations, reports, estimates, information returns and statements pertaining to any Taxes.
     “Seller” has the meaning set forth in the first paragraph of this Agreement.
     “Seller Disclosure Schedule” has the meaning set forth in Section 3.1.
     “Seller Indemnified Parties” has the meaning set forth in Section 10.2.
     “Shares” has the meaning set forth in Section 2.1.
     “Tangible Personal Property” has the meaning set forth in Section 4.21.
     “Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Company.
     “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto), including any information return, Claim for refund, amended return or declaration of estimated Tax.
     “Terrace Lawn Cemetery” has the meaning set forth in the recitals of this Agreement.
     “Territory” has the meaning set forth in Section 6.9(a).
     “Third Party Claim” has the meaning set forth in Section 10.3(a).
     “338 Indemnification Amount” has the meaning set forth in Section 10.4(a).
     “338 Request” has the meaning set forth in Section 6.10.
     “Title Company” has the meaning set forth in Section 8.2(h).
     “Treasury Regulations” means the rules and regulations under the Code.
     “West Idaho Property” has the meaning set forth in Section 8.2(l).

     1.2 Interpretation. Unless the context of this Agreement otherwise requires:
          (a) words of any gender include each other gender;
          (b) words using the singular or plural number also include the plural or singular number, respectively;
          (c) the terms “hereof,” “herein,” “hereby”, “hereto,” and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit or Schedule or any subdivision of this Agreement;
          (d) references to “Article,” “Section,” “Exhibit” or “Schedule” are to the Articles, Sections, Exhibits and Schedules, respectively, of this Agreement or the Seller Disclosure Schedule;
          (e) the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import; and
          (f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
ARTICLE II.
PURCHASE AND SALE OF SHARES AND CLOSING
     2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, 3.875 shares of Company Common Stock (the “Shares”), which constitutes 100% of the issued and outstanding shares of the Company Common Stock, free and clear of any and all Encumbrances.
     2.2 Purchase Price . Subject to Section 10.1(b)(ii) and 10.4(d), the aggregate Purchase Price (the “Purchase Price”) for the Shares is $9,000,000, plus the assumption of the Company’s bank debt of up to $820,000. Subject to the total amount of money placed in escrow pursuant to the terms of Section 10.1(b)(ii), the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available funds to an account designated in writing (no later than three Business Days prior to the Closing) by Seller to Buyer.
     2.3 The Closing.

          (a) Except as herein provided, the Closing of the transactions contemplated by this Agreement (the “Closing”) will take place at such place, as may be mutually agreed upon in writing by Buyer and Seller, and on the date of this Agreement (the “Closing Date”).
          (b) All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller hereby represents and warrants to Buyer as follows:
     3.1 Title to Shares. Seller owns, of record and beneficially, the Shares listed on Section 3.1 of the disclosure schedules (which will be delivered by Seller to Buyer prior to the execution of this Agreement (the “Seller Disclosure Schedule”)), free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares).
     3.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Employment Agreement by Seller have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against him in accordance with its terms, subject to the Remedies Exception. The Employment Agreement, when executed and delivered by Seller, will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.
     3.3 No Breach; Consents. The execution, delivery and performance of this Agreement and the Employment Agreement will not:
          (a) violate or conflict with any Law, Governmental Order or Governmental Authorization;
          (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Seller;

          (c) result in the creation of any Encumbrance upon the Shares held by Seller; or
          (d) require any Governmental Authorization.
     3.4 Finders. Seller is not a party to or in any way obligated under any Contract, and there are no outstanding Claims against Seller, for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
          Seller, hereby represents and warrants to Buyer as follows:
     4.1 Incorporation; Power and Authority.
          (a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of Idaho, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as now conducted and presently proposed to be conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified. Section 4.1 of the Seller Disclosure Schedule lists, for the Company, the jurisdiction of its organization, its form as a legal entity and each jurisdiction in which it is so qualified.
          (b) The Company is in material compliance with all provisions of its Organizational Documents.
          (c) The Company does not hold or beneficially own any direct or indirect interest (whether a partnership, joint venture, common or preferred stock or any comparable ownership interest in any Person), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.
     4.2 No Breach; Consents. The execution, delivery and performance of this Agreement will not:
          (a) contravene any provision of the Organizational Documents of the Company;
          (b) violate or conflict with any Law, Governmental Order or Governmental Authorization;

          (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against the Company;
          (d) result in the creation of any Encumbrance upon the Company or any of the assets of the Company; or
          (e) require any Governmental Authorization.
     4.3 Capitalization. The authorized capital stock of the Company consists solely of 500 shares of Company Common Stock, of which 3.875 shares are issued and outstanding, and 146.125 shares are held in treasury. Section 4.3 of the Seller Disclosure Schedule lists the name and address of the record holder of the issued and outstanding Company Common Stock, the number of shares held by such holder and the share certificate number. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party rights and in certificated form, and have been offered, sold and issued by the Company in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Company Common Stock are set forth in the Company’s Organizational Documents. There is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of the Company.
     4.4 Financial Statements.
          (a) Seller has delivered to Buyer the unaudited (compiled) statements of assets, liabilities and stockholders’ equity-income tax basis of the Company at December 31, 2006, 2005 and 2004 and the related unaudited (compiled) statements of revenues, expenses and retained earnings for the respective 12-month periods of operations of the Company then ended, together with the footnotes thereto (the “Annual Financial Statements” or the “Financial

Statements”). All of the Financial Statements are true and correct, have been prepared on an accrued income tax basis of accounting, which is a comprehensive basis of accounting other than GAAP, and are true and correct and present fairly the respective financial position, results of operations and cash flows of the Company at the respective dates and for the respective periods indicated.
          (b) Except as set forth in the Financial Statements, the Company has no, and none of its assets or properties are subject to any, Liabilities other than unsecured trade accounts, payable and accrued expenses arising in the ordinary course of the Businesses, and there is no known basis for any present or future Litigation, charge, complaint, Claim or demand against any of the assets or properties giving rise to any liability or obligation, except Liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business, none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law.
          (c) Section 4.4 of the Seller Disclosure Schedules accurately sets forth for the 12-month periods ended December 31, 2006, 2005 and 2004, (i) for the Cloverdale Home, the number of contracts entered into in which human remains have been prepared for final disposition or delivery, and among such contracts, the number or percentage in which disposition is by burial, cremation or other means, and (ii) for each of the Facilities, the number of interments performed. Section 4.4 of the Seller Disclosure Schedule also accurately sets forth for each Facility the number of acres that have been platted, developed and dedicated for cemetery use, are undeveloped but usable, and that are unusable for development, and also the minimum number of unsold individual grave spaces, unsold niches, unsold mausoleum crypts and unsold lawn crypts.
     4.5 Books and Records. The books of account of the Company are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books and stock or equity records of the Company, all of which have been made available to Buyer, are complete and correct. The minute books of the Company contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of the Company, and no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of Seller.
     4.6 Absence of Certain Developments. Since December 31, 2006, there has not been any Material Adverse Effect and:

          (a) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
          (b) the Company has not entered into any Contract (or series of related Contracts) outside the Ordinary Course of Business;
          (c) no party (including the Company) has accelerated, suspended, terminated, modified or canceled any Contract (or series of related Contracts) outside the Ordinary Course of Business;
          (d) no Encumbrance has been imposed on any assets of the Company;
          (e) the Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;
          (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) outside the Ordinary Course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;
          (g) the Company has not issued any note, bond or other debt security, or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or capitalized lease obligation;
          (h) the Company has not delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;
          (i) the Company has not canceled, compromised, waived or released any right or Claim (or series of related rights or Claims) that it might have against any other Person;
          (j) there has been no change made or authorized in the Organizational Documents of the Company;
          (k) the Company has not issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
          (l) the Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

          (m) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the Ordinary Course of Business;
          (n) the Company has not entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;
          (o) the Company has not granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside of the Ordinary Course of Business;
          (p) the Company has not discharged or satisfied any Encumbrance or paid any liability, other than current liabilities paid in the Ordinary Course of Business;
          (q) to the Knowledge of Seller, there is not any new competitor that has built, commenced to build or announced intentions to establish or build a funeral home, mortuary, crematory or cemetery in direct competition with the Businesses;
          (r) the Company has not made any change in accounting principles or practices from those utilized in the preparation of the Financial Statements; and
          (s) the Company has not committed to take any of the actions described in this Section 4.6.
     4.7 Inventory; Preneed Accounts Receivable. All inventories of the Businesses are saleable or usable in the Ordinary Course of Business at usual and customary prices, subject to normal returns and markdowns consistent with past practice. All accounts receivable relating to the preneed products and services of the Businesses are valid and legally enforceable obligations of the account parties and are not subject to any Claim of offset or deduction against the Company. At the Closing, Seller shall deliver to Buyer lists, certified by them to be complete and correct, of all of the accounts receivable related to the preneed products and services of the Businesses and the inventory of the Businesses, in each case as of the Closing Date.
     4.8 Tax Matters.
          (a) The Company (i) has filed (or there has been filed on its behalf) with the appropriate Governmental Entity all Tax Returns required to be filed, and all such Tax Returns are true and correct and (ii) has paid all Taxes due and payable;
          (b) There are no outstanding waivers in writing or comparable consents regarding the application of any statute of limitations in respect of Taxes of the Company;

          (c) There is no action, suit, investigation, audit, Claims or assessment pending or proposed in writing with respect to Taxes of the Company, and no facts exist that would constitute grounds for any such actions;
          (d) There are no Liens for Taxes upon the assets of the Company, except for Liens relating to current Taxes not yet due;
          (e) All Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company on an accrued income tax basis of accounting, which is a comprehensive basis of accounting other than GAAP; and
          (f) True and correct copies of Tax Returns filed by the Company for each of its last three years have been furnished to Buyer and are set forth on Section 4.8 of the Seller Disclosure Schedule.
     4.9 Intellectual Property. Section 4.9 of the Seller Disclosure Schedule contains a complete and accurate list of all:
          (a) patented or registered Intellectual Property Rights owned by the Company;
          (b) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company;
          (c) material licenses and other rights granted by the Company to any third party with respect to any Intellectual Property Rights;
          (d) all material licenses and other rights granted by any third party to the Company with respect to any Intellectual Property Rights. The Company owns and possesses or has the right to use, pursuant to a valid and enforceable license, all Intellectual Property Rights necessary for the operation of the Businesses of the Company as presently conducted, free and clear of all Liens. The Company is not charged with infringement or misappropriation of any Intellectual Property Rights of any other Person, nor, to Seller’s Knowledge, has any Person infringed upon, misappropriated or conflicted with any Intellectual Property Rights owned by the Company; and
          (e) all internet domain names owned by the Company.
     4.10 Contracts.

          (a) Section 4.10 of the Seller Disclosure Schedule sets forth an accurate description of:
               (i) all Contracts evidencing any money borrowed by the Company or the creation or existence of any Encumbrance against any of the assets or properties of the Company, and all Contracts relating to any debt secured in whole or in part by any such Liens;
               (ii) all collective bargaining agreements, employment contracts, noncompetition agreements and other agreements relating to any present or former owners or employees of the Company;
               (iii) all joint venture agreements and all other agreements involving the sharing of profits involving the Company or either of the Businesses;
               (iv) all (i) Contracts for capital expenditures for the Company involving obligations aggregating in excess of $5,000; (ii) Contracts under which personal property is leased by the Company and which are not cancelable by either party thereto without penalty upon notice of 30 days or less or pursuant to which rentals exceed $1,000 per annum or $5,000 in the aggregate; or (iii) Contracts of the Company that do not terminate or are not terminable by the Company upon notice of 30 days or less or which involves an obligation on its part in excess of $1,000 per annum or $5,000 in the aggregate; and
               (v) all other Contracts of the Company entered into outside the Ordinary Course of Business.
          (b) Each Contract required to be described in Section 4.10 of the Seller Disclosure Schedule (each a “Material Contract”). Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. The Company has performed all obligations required to be performed by it in connection with each Material Contract. The Company has not received any notice of any Claims of default under or termination of any Material Contract. The Company does not have any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by any other party to any Material Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material terms of any Material Contract, and no Person has made written demand for such renegotiation. A true and correct copy of each document listed on Section 4.10 of the Seller Disclosure Schedule has been made available to Buyer by Seller.
     4.11 Preneed Agreements and Trust Accounts.
          (a) Section 4.11 of the Seller Disclosure Schedule accurately lists:

               (i) a list of all insurance policies used to fund preneed agreements, including policy number, insured and owner names, issue date, current and face amount of insurance, and other data normally included in the Company’s internal records in a compilation of insurance policies (and for each carrier providing such insurance benefits, the contact information for the carrier, including contact person, address and phone number);
               (ii) a list of all trust accounts (preneed and perpetual care) relating to the Businesses, indicating the location of and the amount held in each trust; and
               (iii) a list of all cemetery merchandise relating to the Businesses that are warehoused for delivery in accordance with Section 54-1134 of the Idaho Code and covered by the vanguard account, indicating the location of each piece of merchandise, the amount paid to register such merchandise, the registration expiration date for such merchandise and the outstanding amount owed for each piece of such merchandise upon delivery.
          (b) Seller has separately provided to Buyer true and complete copies of the trust agreements for the trust accounts listed in Section 4.11(a)(ii) of the Seller Disclosure Schedule, as amended and currently in effect; and copies of the following as of the most recent date available (but in no event older than 45 days) and for each of 2005 and 2006: bank statements or other periodic report of the trustee for each trust, tax returns, and the audit or other reports furnished to or prepared by the state regulatory agency which oversees such trusts, and all work papers supporting such reports.
          (c) Except for certain discounted prices given by Seller to certain of his family members and friends, all preneed agreements of the Businesses:
               (i) have been entered into in the Ordinary Course of Business at regular retail prices, or pursuant to a sales promotion program, solely for use by the named customers and members of their families, and, to the Knowledge of Seller, on terms not more favorable than shown on the specimen contracts which have been delivered to Buyer;
               (ii) are subject to the rules and regulations of the Businesses as now in force (copies of which have been delivered to Buyer); and
               (iii) are in full force and effect, subject to no offsets, claims or waivers, and neither the Company nor such customer is in default thereunder. Except as set forth on Section 4.11(c)(iii) of the Seller Disclosure Schedule, all funds received by the Company under preneed agreements and for perpetual care have been deposited in the appropriate accounts and administered and reported in accordance with the terms thereof and as required by applicable Laws. The aggregate market value of such preneed accounts, trusts and other deposits is equal to or greater than the aggregate preneed Liability related thereto. The services heretofore provided by the Businesses have been rendered in a professional and competent manner consistent with prevailing professional standards, practices and customs.
          (d) Notwithstanding anything to the contrary in this Agreement, the Liabilities associated with fully funding trusts for the preneed agreements of the Businesses that (i) were entered into by the Company before July 1, 1989 and (ii) on or after June 30, 1964 (such “Pre-Trust Law Liabilities”), will not exceed $675,000 (such amount determined, and to be confirmed after the Closing by Buyer, in accordance with the valuation procedures and methodologies set forth in Exhibit 4.11(d)).
          (e) All funds received by the Company with respect to the cemetery merchandise covered by the vanguard account have been deposited in the vanguard account and administered and reported in accordance with applicable Laws. After the establishment of the Marker Trust Account, to be established by Buyer pursuant to Section 7.7, no more than $75,000 will be required to fund the Marker Trust Account as required by applicable Laws after (i) the payment for orders for the registered markers set forth in Exhibit 4.11(e)-(i), (ii) placing funds into the Marker Trust Account for the cost of the unregistered markers set forth in Exhibit 4.11(e)-(ii), and (iii) placing funds into the Marker Trust Account for the payment of any other items set forth in Exhibit 4.11(e)-(iii).
     4.12 Litigation. No Litigation is pending or, to the Knowledge of Seller, threatened by or against the Company or otherwise affecting the Businesses or the Company, or any of the assets and properties of the Company, at Law or in equity or before or by any Governmental Entity. The Company is not subject to, and its assets and properties are not affected by, any continuing Governmental Order nor is the Company in default with respect to any Governmental Order.
     4.13 Insurance and Claims. The Company maintains such policies of insurance in such amounts, and which insure against such losses and risks, as are generally maintained for comparable businesses and properties. There are no currently pending Claims under any such policies, and no insurer has denied any material Claim of the Company under any policy of insurance within the preceding three years. Valid policies for such insurance will be outstanding and duly in force at all times prior to the Closing.
     4.14 Governmental Authorizations. Section 4.14 of the Seller Disclosure Schedule lists all Governmental Authorizations currently held by or issued to the Company, and by each employee of the Company in connection with the Businesses which are all that are necessary or appropriate for the operation of the Businesses. All such items are in full force and effect, and the Company has complied in all material respects with all Governmental Authorizations applicable to it.

     4.15 Compliance with Laws. The Company has materially complied with all applicable Laws and Governmental Orders (including all occupational safety and health rules, regulations and Laws, and Laws and regulations applicable to preneed contracts and trust accounts, including the so-called “FTC Funeral Rule”). The Company is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to the Company after the Closing.
     4.16 Environmental Matters.
          (a) The Company (including the Company’s assets, properties and business) is not in violation of any Environmental Laws and/or Environmental Permits, which violation would have a Material Adverse Effect. The Company possesses all Environmental Permits which are required for the operation of its Business, where the failure to possess such Environmental Permits would have a Material Adverse Effect, and is in compliance with the provisions of all such Environmental Permits, except where the failure to so comply would not have a Material Adverse Effect.
          (b) The Company has not received any notice, report or other information regarding any Liabilities relating to its Business or any of its Real Property arising under Environmental Laws.
          (c) Except as set forth in the Environmental Site Assessment performed by Criterium Engineers (a copy of which is attached to Section 4.16(c) of the Seller Disclosure Schedule), none of the following exists on any portion of the Real Property owned or leased by the Company:
               (i) underground storage tank or surface impoundments;
               (ii) asbestos-containing material in any form or condition; or
               (iii) materials or equipment containing polychlorinated biphenyls.
          (d) To the best Knowledge of Seller, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated any facility or property, so as to give rise to Liabilities for response costs, natural resource damages or attorneys fees pursuant to CERCLA or similar state Environmental Laws, except for formaldehyde and other chemicals used in the Ordinary Course of Business, which the Company has obtained, used, stored, handled and disposed of in accordance with all Environmental Laws. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any governmental authority or third parties, pursuant to any so-called “transaction-triggered” or

“responsible property transfer” Environmental Laws. To the best Knowledge of Seller, without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of whether asserted) pursuant to Environmental Laws, including any relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, substances or wastes, personal injury, property damage or natural resource damage.
     4.17 Employees. Section 4.17 of the Seller Disclosure Schedule correctly and completely lists (a) the names and annual or hourly rates of salary and other compensation of all the employees and agents of the Company, and (b) the outstanding balance of and method for calculating employee reserves and residuals. To the best Knowledge of Seller, there are not any pending or threatened against the Company general labor disputes, strikes or concerted work stoppages, and there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association with respect to any employees of the Company. There are no actions, suits, claims, labor disputes, grievances or controversies pending, or to the Knowledge of Seller threatened, involving the Company and any of its employees or former employees. The Company has not made any loans (except advances against accrued salaries or for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of the Company.
     4.18 Employee Benefit Plans. Section 4.18 of the Seller Disclosure Schedule lists all plans, contracts, commitments, programs and policies (including pension, profit sharing, thrift, bonus, deferred compensation, severance, retirement, disability, medical, life, dental and accidental insurance, vacation, sick leave, death benefit and other similar employee benefit plans and policies) providing benefits to any employee or former employee of the Company (collectively, the “Plans”). Seller has delivered to Buyer true and correct copies of all documents embodying the Plans. All obligations of the Company under the Plans have been fully paid or fully funded in accordance with applicable Law. No Plan constitutes a defined benefit plan or defined contribution plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     4.19 Title to and Status of Assets. All of the property, rights and assets, real and personal, tangible and intangible, necessary for the carrying on of the Businesses, as and to the extent to which it is presently conducted and contemplated to be conducted by Seller, are owned or validly leased by the Company. The consummation of the transactions contemplated herein will not impair Buyer’s ability to so conduct the Businesses, except for such impairment or impairments as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is in actual possession and control of all assets, rights and properties owned or leased by it that are required in the operation of the Businesses, and the Company has good and marketable title to all of the Real Property and the other assets and rights of the Company, free and clear of all Encumbrances other than Permitted Encumbrances.
     4.20 Real Property. Section 4.20 the Seller Disclosure Schedule sets forth a legal description of all parcels of Real Property included in the real estate and improvements of the Businesses (collectively, the “Real Property”). No Person other than the Company has any interest in, or other right to occupy any portion of, the Real Property. The Real Property is the only interest in Real Property required for the conduct of the business of the Businesses as presently conducted. None of the buildings, structures and improvements located on the Real Property, or the operation or maintenance thereof as now operated or maintained, contravenes any zoning ordinance or Law, or Environmental Laws, the effect of which would interfere with or prevent their continued use for the purposes for which they are now being used. Except as set forth in Section 4.20 of the Seller Disclosure Schedule, there is not pending nor, to the Knowledge of Seller, threatened any proceeding for the taking or condemnation of the Real Property or any portion thereof. All bills, taxes and other payments due with respect to the Company’s operation and maintenance of the Real Property are paid, and no Encumbrances or other claims for the same have been filed or asserted against any part of the Real Property. The Real Property has physical and legal access to an open and publicly dedicated street. To the best Knowledge of Seller, no portion of the Real Property is located within an area that has been designated by the Federal Insurance Administration, the Army Corp of Engineers, or any other governmental agency or body as being subject to special flooding hazards.
     4.21 Tangible Personal Property. Section 4.21 of the Seller Disclosure Schedule lists all equipment, motor vehicles and other tangible personal property owned or leased by the Company and used in the conduct of the Businesses, including all vehicles, office furniture, and operating and other supplies, tools, repair parts and spare parts located at the Facilities (collectively, "Tangible Personal Property”). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND ANY OTHER DOCUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT, ALL IMPROVEMENTS ON THE REAL PROPERTY, AND ALL TANGIBLE PERSONAL PROPERTY OF THE BUSINESSES ARE BEING SOLD TO BUYER HEREUNDER “AS IS,” IN THEIR PRESENT CONDITION, WITHOUT REPRESENTATION OR WARRANTY WHATSOEVER REGARDING THEIR PHYSICAL CONDITION.
     4.22 Full Disclosure. The representations and warranties made by Seller hereunder or in any Schedules or certificates furnished to Buyer pursuant hereto do not and will not contain any untrue statement of a fact or omit to state a fact required to be stated herein or therein or necessary to make the representations or warranties herein or therein, in light of the circumstances in which they are made.

     4.23 Availability of Documents. Seller has delivered or made available to Buyer correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).
     4.24 C&G.
          (a) Incorporation; Power and Authority. C&G is a corporation duly organized, validly existing and in good standing under the Laws of Idaho, with all necessary power and authority to execute, deliver and perform the C&G Assignment and Assumption Agreement, the C&G Bill of Sale and the C&G License Agreement (collectively, the “C&G Documents”).
          (b) Valid and Binding Agreement. The execution, delivery and performance of each of the C&G Documents by C&G have been duly and validly authorized by all necessary corporate action. The C&G Documents has been duly executed and delivered by C&G and constitutes the valid and binding obligation of C&G, enforceable against it in accordance with its terms, subject to the Remedies Exception.
          (c) No Breach; Consents. The execution, delivery and performance of the C&G Documents by C&G will not:
               (i) contravene any provision of the Organizational Documents of C&G;
               (ii) violate or conflict with any Law, Governmental Order or Governmental Authority;
               (iii) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against C&G; or
               (iv) require any Governmental Authorization.
           (d) C&G Contracts. Section 4.24(d) of the Seller Disclosure Schedule lists each contract that makes up part of the C&G Assets (each such contract, a “C&G Contract”). Each C&G Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. C&G has performed all obligations required to be performed by it in connection with each C&G Contract. C&G has not received any notice of any Claims of default under or termination of any C&G Contract. C&G does not have any present expectation or intention of not fully performing any obligation pursuant to any C&G Contract, and there is no breach, anticipated breach or default by any other party to any C&G Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material terms of any C&G Contract, and no Person has made written demand for such renegotiation. A true and correct copy of each document listed on Section 4.24(d) of the Seller Disclosure Schedule has been made available to Buyer by Seller.
          (e) Litigation. No Litigation is pending or, to the Knowledge of Seller, threatened by or against C&G or otherwise affecting the Businesses or C&G, or any of the C&G Assets, at Law or in equity or before or by any Governmental Entity. C&G is not subject to, and the C&G Assets are not affected by, any continuing Governmental Order nor is C&G in default with respect to any Governmental Order.
           (f) C&G Assets. All of the C&G Assets are owned by C&G. The consummation of the transactions contemplated herein and the C&G Documents will not impair Buyer’s ability to so conduct the Businesses, except for such impairment or impairments as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. C&G is in actual possession and control of all of the C&G Assets and has good and marketable title to all of the C&G Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):
     5.1 Incorporation; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Idaho, with all necessary power and authority to execute, deliver and perform this Agreement.
     5.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Remedies Exception. The Employment Agreement, when executed and delivered by Carriage Funeral Holdings, Inc., will be a binding obligations of Carriage Funeral Holdings, Inc., enforceable against Carriage Funeral Holdings, Inc. in accordance with its terms, subject to the Remedies Exception.
     5.3 No Breach; Consents. The execution, delivery and performance of this Agreement by Buyer and the Employment Agreement by Carriage Funeral Holdings, Inc. will not:
          (a) contravene any provision of the Organizational Documents of Buyer or Carriage Funeral Holdings, Inc., as the case may be;

          (b) violate or conflict with any Law, Governmental Order or Governmental Authority;
          (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer or Carriage Funeral Holdings, Inc., as the case may be; or
          (d) require any Governmental Authorization.
     5.4 Investment Intent. Buyer is purchasing the Shares for its own account for investment purposes and not with a view to the distribution thereof.
     5.5 Finders. Buyer is not a party to or in any way obligated under any Contract or other agreement, and there are no outstanding claims against it, for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.
     5.6 Full Disclosure. The representations and warranties made by Buyer hereunder or in any certificates furnished to Seller pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the representations or warranties herein or therein, in light of the circumstances in which they are made.
ARTICLE VI.
AGREEMENTS OF SELLER
     6.1 Conduct of the Business. From the date of this Agreement to the Closing Date, (a) the Businesses shall be operated only in the Ordinary Course of Business and in accordance with applicable Law and (b) the Company shall use its best efforts to preserve its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with vendors, customers or others having business relationships with the Company. In particular, without the prior written consent of Buyer, the Company shall not (and Seller shall not cause or permit the Company to):
               (i) amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement, except that the Company may enter into Contracts with vendors or customers in the Ordinary Course of Business;

               (ii) amend its articles of incorporation, bylaws or other similar Organizational Documents;
               (iii) enter into any new line of business;
               (iv) change any of its methods of accounting;
               (v) cancel or permit any insurance to lapse or terminate, unless renewed or replaced by like coverage;
               (vi) commit any act or permit the occurrence of any event or the existence of any condition of the type described in Section 4.6;
               (vii) enter into any Contract of the type described in Section 4.10;
               (viii) hire, fire, reassign or make any other change in key personnel of the Company, or increase the rate of compensation of or declare or pay any bonuses to any employee in excess of that listed on Section 4.17 of the Seller Disclosure Schedule;
               (ix) take any other action that would cause any of the representations and warranties made in Article IV hereof not to be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as if the same had been made on and as of the Closing Date; and
               (x) enter into any commitment to take any of the actions prohibited by any of the foregoing clauses.
     6.2 Notice of Developments. Seller shall notify Buyer of any emergency or other change in the Ordinary Course of Business of the Company or the commencement or threat of Litigation. Seller shall promptly notify Buyer in writing if Seller should discover that any representation or warranty made by Seller in this Agreement was made, or has subsequently become, untrue in any respect. No disclosure pursuant to this Section 6.2 will be deemed to amend or supplement the Seller Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.
     6.3 Access to Information.
          (a) Upon reasonable advance notice and subject to the Confidentiality Agreement, Seller shall cause the Company to afford the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing, to all of the Company’s properties, Real Property, books, Contracts, commitments, records, officers, employees, accountants and counsel and other representatives during such period. Seller shall cause the Company to make available to Buyer all information concerning the Company’s business, properties and personnel as Buyer may reasonably request. Seller shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law, rule, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) After the Closing Date, Seller will afford to Buyer, its officers, employees, accountants, counsel and other representatives, during normal business hours, upon reasonable request, reasonable access to the books and records of Seller pertaining to the Company to the extent that such access may be requested at no cost to Seller for a legitimate business purpose. Any information provided in accordance with terms of this Section 6.3 will be subject to the terms of a confidentiality agreement with terms substantially similar to the Confidentiality Agreement.
     6.4 Waivers; Payment of Indebtedness. To assure that Buyer obtains the full benefit of this Agreement, effective as of the Closing Date, Seller hereby waives any Claim it might have against the Company, whether arising out of this Agreement or otherwise, and irrevocably offers to terminate any Contract between Seller and the Company at no cost to the Company. Seller shall cause the members of the immediate family of Seller and any Person controlled by Seller to repay, in full, prior to the Closing, all indebtedness owed to the Company by such Person. Effective as of the Closing Date, Seller agrees that it shall not make any Claim for indemnification against the Company by reason of the fact that such Seller was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity for any Loss (whether such Claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Litigation (whether such Litigation is pursuant to this Agreement, applicable Law or otherwise) and waives and releases any Claim for indemnification Seller may have against the Company.
     6.5 Conditions. Seller will use its best efforts to cause the conditions set forth in Sections 8.1 and 8.3 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.
     6.6 Consents and Authorizations; Regulatory Filings. Seller shall use its best efforts to obtain the necessary consents and approvals of other Persons that may be required to be obtained on their part to consummate the transactions contemplated by this Agreement.

     6.7 No Shop. For so long as this Agreement remains in effect, Seller shall not, and shall not cause any other Person to, directly or indirectly, enter into any Contracts, or initiate, solicit or encourage any offers, proposals or expressions of interest, or otherwise hold any discussions with any potential buyers, investment bankers or finders, with respect to (a) the possible sale or other disposition of all or any substantial portion of the assets, rights and properties of the Company, the sale of all or a controlling interest in the stock of the Company, or the merger or consolidation of the Company, other than with Buyer or (b) pledging, hypothecating or otherwise placing any Encumbrance on any Shares. If Seller receives from any third party any inquiry regarding such a transaction, Seller shall promptly notify Buyer.
     6.8 Employee Training; Systems Installation. To help prepare for and facilitate the transition of the Businesses to Buyer’s ownership at and following the Closing, Buyer intends, prior to Closing, to begin providing certain training to select employees of the Businesses and to begin installation of certain of Buyer’s management information systems. Seller hereby agrees to cooperate in Buyer’s efforts in providing such training and installation. All training modules and all such systems shall remain the sole and exclusive property of Buyer, but Buyer’s training and installation shall be at its sole cost, expense and risk. Seller shall not be required to incur any out-of-pocket expenses in connection with such training and installation, and Seller makes no representation or warranty whatsoever regarding the compatibility of each Business’s system with those of Buyer. If this Agreement is terminated for any reason, Buyer will be entitled to remove, at its sole cost, expense and risk, all training modules and systems so provided or installed by it.
     6.9 Non-Competition. If the Closing occurs, Seller agrees that he shall not, directly or indirectly, for a period commencing on the Closing Date and ending 10 years thereafter, do any of the following:
          (a) engage, as principal, agent, trustee or through the agency of any entity, anywhere within a 50-mile radius of either of the Facilities (the “Territory”), in the funeral, mortuary, crematory, burial insurance, cemetery or any related line of business (the “Restricted Business”);
          (b) own or hold any beneficial interest in one percent or more of the voting securities in any entity which conducts its operations, in whole or in part, in the Restricted Business within the Territory;
          (c) become an employee of or consultant to, or otherwise serve in any similar capacity with, any corporation, partnership or other business entity that conducts its business, in whole or in part, in the Restricted Business within the Territory;

          (d) cause or induce any present or future employee of Buyer or any of its Affiliates to leave the employ of Buyer or any such Affiliate to accept employment with Seller or with any Person with which Seller may be or become affiliated; or
          (e) make any public statements recommending the use of any competitor of Buyer or criticizing Buyer or its business, operations, practices or policies, or otherwise knowingly or intentionally do or say any act or thing which will or may impair, damage or destroy the goodwill of Buyer within the Territory.
          (f) Without limiting the generality of the foregoing, Seller shall be deemed directly or indirectly engaged in the Restricted Business if Seller:
               (i) acts as a funeral director for any funeral establishment within the Territory,
               (ii) engages in the sale or marketing of preneed contracts for services to be performed or merchandise to be sold within the Territory,
               (iii) promotes or finances (by loan, guaranty or otherwise) any family member or Affiliate to operate a Restricted Business or engage in any of the foregoing activities within the Territory,
               (iv) direct or indirect use or disclosure of Confidential Information (as defined in the Confidentiality Agreement) related to the Restricted Business, or
               (v) lends or licenses his name or likeness to any Restricted Business within the Territory, with or without compensation.
          (g) Reformation. The above covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of time within which such covenants are operative; but any judgment of a court of competent jurisdiction may define the maximum territory and actions subject to and restricted thereby and the period of time during which such covenants are enforceable.
          (h) Remedies. Seller and Buyer agree that Buyer shall have all available legal and equitable remedies and rights, and the specific inclusion of any remedy in this Agreement shall not constitute a whole or partial election or waiver of any other available remedy or right. Seller agrees that a violation of the terms, provisions, covered obligations, duties and conditions described in this Section 6.9 will give rise to Buyer’s or its Affiliate’s causes of action (including breach of the Employment Agreement) against Seller for, among other relief, issuance of injunctive relief, issuance of a temporary restraining order, specific performance, recovery of damages, and recovery of Buyer’s costs, attorney’s fees, and expert witness fees. Seller further agrees that it is difficult to calculate the amount and extent of any damages caused by such a violation and such a violation threatens to injure or actually does injure Buyer and the Company. Seller agrees that Buyer shall have the non-exclusive right to apply for and to receive a temporary restraining order, a temporary or preliminary and a permanent injunction to enforce the terms, provisions, covenants, obligations, duties and conditions described in this Section 6.9. Seller further agrees that Buyer, in applying for or receiving any restraining order or injunctive relief, need only post, and shall only be required to post, a bond of not more than $1,000.00. In addition, the ten-year term of this Section 6.9 shall be extended by the period of time during which Seller is in material breach hereof as determined by a court of competent jurisdiction.
          (i) Representations. Seller represents and warrants to and agrees with Buyer that (i) he understands that the foregoing restrictions are being made incident to and as a condition of the purchase and sale of the Shares hereunder, and that such covenants are necessary in order to protect the Businesses and goodwill being acquired thereby, (ii) such covenants are not oppressive to Seller in any respect, (iii) the consideration for such restrictions is included in the Purchase Price, which consideration Seller acknowledges is fair and adequate for the giving of the covenants herein and for which Seller acknowledges a direct and valuable benefit, and (iv) the foregoing restrictions and covenants comply with applicable Laws regarding the reasonable limitations and the restraint of trade and that such restrictions and covenants to not violate such Laws.
          (j) Purchase Price Allocation. The Parties agree to allocate $50,000 of the Purchase Price to the foregoing covenants for federal income tax purposes. Such allocation is not intended to be a measure of the amount or range of damages that Buyer may suffer or recover as a result of any breach of the foregoing covenants, and Seller acknowledges that in case of any such breach, Buyer shall be entitled to seek in excess of such amount as it may otherwise be able to demonstrate itself justly entitled to.
     6.10 338(h)(10) Election(a). Seller hereby covenants that, upon the written request of Buyer pursuant to Section 7.6 (the “338 Request”), Seller shall make an election (the “Election”) under Code Section 338(h)(10) with respect to his sale of the Shares hereunder; provided, however, that Buyer shall have the right, but not the obligation, to make the Election as described under Section 7.6. If Buyer makes the 338 Request, then the following shall occur: (a) before the deadline as established by the IRS, Seller shall provide R. Craig Rasmussen, CPA or any other impartial accountant agreed upon by Seller and Buyer with the information necessary to prepare and file an IRS Form 8023, including, without limitation, all additional data and materials required to be attached to such Form 8023 pursuant to the instructions thereto; (b) Seller shall take all other actions necessary and appropriate (including filing IRS Form 8883 and such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Election in accordance with Code Section 338(h)(10), the Treasury Regulations thereunder, any and all comparable provisions of applicable state and local law and any successor provisions; (c) within 10 calendar days after Seller has filed IRS Form 8023 and IRS Form 8883 for the Election, Seller shall provide counsel for Buyer with a copy of each form (as filed) and written proof of filing with the IRS and any other taxing authority at the address set forth in this Agreement; and (d) Seller shall take no action inconsistent with, and shall not fail to take any action necessary for, the approval and continuing validity of the Election, such prohibited actions to include any action or position inconsistent with the Election or otherwise disputing the validity of the Election upon examination of any tax return, in any refund claim, in any litigation or otherwise with respect to such tax returns.
     6.11 Interim Financials and Tax Return.
          (a) Within 30 days of the Closing Date, Seller shall deliver to Buyer interim or management level financial statements for the period January 1, 2007 through May 31, 2007. Within 180 days of the Closing Date, Seller shall deliver to Buyer financial statements for the period January 1, 2007 through the Closing Date. With respect to the financial statements required under the two preceding sentences, Seller shall include the related unaudited income statement for the period of operations then ended and the unaudited balance sheet for the applicable period (such interim financials, the "Interim Financials”). All of Interim Financials will be true and correct as of the date delivered, will have been prepared on an accrued income tax basis of accounting, which is a comprehensive basis of accounting other than GAAP, and will be true and correct and will present fairly the respective financial position, results of operations and cash flows of the Company at the respective dates and for the respective periods indicated.
          (b) Within 180 days of the Closing Date, Seller shall deliver to Buyer the short year Tax Return for the Company covering the period January 1, 2007 through the Closing Date. Such Tax Return will be true and correct.
     6.12 Water Well Access and Easement. Seller hereby covenants that, within 45 days of the Closing Date, Seller shall in good faith cooperate and work diligently with Buyer to: (i) finalize the Water Well Access and Easement Agreement (the “Easement Agreement”), a draft of which is attached hereto as Exhibit 6.12; and (ii) transfer and/or convey from Buyer to Seller, thirteen (13) acres of the sub-surface water rights located in or under the Cloverdale Home (i.e., the ground water only and no other sub-surface interest, including by way of limitation, only oil, gas and other minerals), the form and substance of such conveyance document shall be prepared by Buyer and shall remain in Buyer’s sole discretion.
ARTICLE VII.
AGREEMENTS OF BUYER
     7.1 Conditions. Buyer agrees that Buyer will use its best efforts to cause the conditions set forth in Sections 8.1 and 8.2 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.
     7.2 Post-Closing Access. After the Closing Date, Buyer will afford to Seller and his accountants, counsel and other representatives, during normal business hours, upon reasonable request, reasonable access to the books and records of Buyer pertaining to the Company to the extent that such access may be requested at no cost to Seller for a legitimate business purpose. Any information provided in accordance with terms of this Section 7.2 will be subject to the terms of a confidentiality agreement with terms substantially similar to the Confidentiality Agreement.
     7.3 Signage. Buyer agrees that Seller may, at his own cost, construct and maintain a commercial sign to market or advertise Seller’s retained property to the south of Terrace Lawn Cemetery at the approximate location of the intersection of Fairview Avenue and Venture Street, which sign and location must be approved in writing by Buyer prior to the construction of such sign (which approval shall not be unreasonably withheld, conditioned or delayed). Seller shall be solely responsible for obtaining all necessary governmental approvals for such sign in accordance with applicable Laws.
     7.4 Cash and At-Need Accounts Receivables.
          (a) Subject to the terms of this Section 7.4, Buyer hereby acknowledges that Seller shall retain all non-preneed cash or cash equivalents and funeral home and cemetery at-need accounts receivables, except for any cash to fund the payment or reimbursement of Company employee’s reserves, as further described in Exhibit 7.4(a).
          (b) Buyer hereby acknowledges that Seller shall retain accounts receivable of the Businesses arising from the at-need sale of funeral services and merchandise, and for vaults and interment fees, to the extent services have been performed or merchandise has been delivered in which the date of death has occurred prior to the Closing Date, whether such receivables are payable from insurance proceeds, trust funds or other form of payment, and for which payment is collected after the Closing Date (collectively, “Retained At-Need Funeral Receivables”). Buyer shall have the exclusive (even as to the Company) right and control over the collection of Retained At-Need Funeral Receivables. Except as provided in the next sentence, Buyer shall pursue collection of Retained At-Need Funeral Receivables by substantially the same efforts as used on its collection of other accounts receivable, but in no event shall Buyer be required to institute suit or refer any account to a collection agency. After the Closing, Buyer and Seller shall meet when agreed upon to discuss the collection of the Retained At-Need Funeral Receivables, and at such meeting, both Seller and Buyer will determine what Retained At-Need Funeral Receivables, if any, will be referred to Buyer’s collection agency for collection (such Retained At-Need Funeral Receivables, “Collection

Recevables"), and any Collection Receivables collected shall be, subject to the next sentence, for the account of Buyer. For each full or partial calendar month following the Closing Date in which (i) any Retained At-Need Funeral Receivables are collected, Buyer shall remit 100% of such collections to Seller or (ii) any Collection Receivables are collected by the collection agency, after deducting the collection agency fee(s) from such collection amount, Buyer shall remit 50% of such adjusted collection amount to Seller, in each case, by no later than the 15th day of the following month.
          (c) Buyer hereby acknowledges that Seller shall retain accounts receivable of the Businesses arising from commissions relating to the sale of insurance polices by the Company or its Affiliates for the Great Western Funeral Plan insurance policies (“Great Western”) to the extent such policies were sold prior to the Closing Date (collectively, “Insurance Commission Receivables”). Buyer shall have the exclusive (even as to the Company) right and control over the collection of the Insurance Commission Receivables. For each full or partial calendar month following the Closing Date in which any Insurance Commission Receivables are collected, Buyer shall remit 100% of such collections to Seller by no later than the 15th day of the following month. Furthermore, no later than 10 Business Days after the delivery by Buyer to Seller of written notice of amounts owed to Great Western by the Company as a result of Great Western’s over payment of Insurance Commission Receivables (and Buyer shall include in such notice evidence of amounts owed to Great Western), Seller shall pay to Buyer in immediately available funds any and all amounts owed to Great Western as set forth in such notice.
     7.5 Family Funerals. Buyer agrees that (a) it will provide merchandise to Seller, Ruth Gibson, John Marria, Margarita Asla, Mick Ysursa, Ramon Ysursa, Begona Ysursa and Teresa Ysursa for the cost to Buyer of such merchandise selected for such individual’s funeral and (b) with respect to funeral services for such individuals, it will not charge professional service fees or charges for Buyer staff and employees for services performed and completed at the Businesses.
     7.6 338(h)(10) Election. If Buyer makes the 338 Request (which it can make in its sole discretion at any time), then the following shall occur: (a) Buyer shall make the Election with respect to its purchase of the Shares hereunder; (b) before the deadline as established by the IRS, Buyer shall prepare and file an IRS Form 8023, including all additional data and materials required to be attached to such Form 8023 pursuant to the instructions thereto; (c) Buyer shall take all other actions necessary and appropriate (including filing IRS Form 8883 and such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Election in accordance with Section 338(h)(10) of the Code, the Treasury regulations thereunder, any and all comparable provisions of applicable state and local law and any successor provisions; (d) within 10 calendar days after Buyer has filed IRS Form 8023 and IRS Form 8883 for the Election, Buyer shall provide counsel for Seller with a copy of each form

(as filed) and written proof of filing with the IRS and any other taxing authority at the address set forth in this Agreement; and (e) Buyer shall take no action inconsistent with, and shall not fail to take any action necessary for, the approval and continuing validity of the Election, such prohibited activities to include any action or position inconsistent with the Election or otherwise disputing the validity of the Election upon examination of any tax return, in any refund claim, in any litigation or otherwise with respect to such tax returns.
     7.7 Marker Trust Account. At the Closing, Buyer shall deduct from the Purchase Price $345,000, and Buyer shall establish and open a marker trust account (the “Marker Trust Account”) with such funds.
     7.8 Water Well Access and Easement. Buyer hereby covenants that Buyer shall in good faith cooperate and work diligently with Seller to finalize the Easement Agreement and the transactions in connection therewith, as described in Section 6.12 above.
ARTICLE VIII.
CONDITIONS TO CLOSING
     8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
          (a) no preliminary or permanent injunction or other Governmental Order shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby; and
          (b) all Consents of other Persons and Governmental Entities to the transactions contemplated by this Agreement shall have been obtained.
     8.2 Conditions to Buyer’s Obligation to Close. Buyer’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions (it being understood and agreed that no such waiver of any condition set forth herein shall constitute a waiver of any rights or remedies that Buyer may have under this Agreement with respect to the facts and circumstances giving rise to the failure of such condition to be satisfied):
          (a) Representations and Warranties True. (i) The representations and warranties of Seller set forth in Section 4.19 shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Seller set forth in this Agreement (other than the representations and warranties set forth in Section 4.19 of this Agreement) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect; and provided further, however, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent or would reasonably be expected to represent a Material Adverse Effect.
          (b) Covenants. The covenants and agreements of Seller to be performed on or prior to the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
          (c) Certificate of Officer. Buyer shall have received a certificate dated the Closing Date and duly executed by and on behalf of the Company, certifying as to the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b) herein.
          (d) No Loss or Damage. After the date of this Agreement, there shall not have occurred a Material Adverse Effect. In the event of any Loss to any substantial portion of the assets, rights or properties of the Company, Seller shall promptly inform Buyer, and Seller shall be allowed a reasonable time thereafter (not to exceed 60 days after the Outside Closing Date) within which to repair or replace such Loss. Seller, however, shall be under no obligation to repair or replace such Loss. In the event Seller does not promptly begin such repair or replacement or does not complete such repair or replacement within said 60-day period, Buyer may (in its sole discretion) either (i) complete the sale contemplated by this Agreement (with such assets or property in their damaged condition) and receive an assignment of the Company’s insurance claim or claims relating to such loss or damage, or (ii) terminate this Agreement without any obligation to pay any amounts to Seller.
          (e) Approval by Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto, and all other related legal matters shall have been approved by counsel for Buyer, and such counsel shall have been furnished with such certified copies of actions and proceedings and other instruments and documents as they shall have been reasonably requested.
          (f) Pre-Acquisition Review. Buyer and its representatives shall have completed a pre-acquisition review of the financial information, books and records, and properties and assets of the Company and the Businesses and shall have discovered no change in the Business, assets, operations, financial condition or prospects of the Company or the Businesses that could, in the sole determination of Buyer, have Material Adverse Effect.

          (g) Environmental, OSHA and Structural Reports. There shall have been conducted, at Buyer’s expense, (i) a Phase I (and, if deemed necessary by Buyer, a Phase II) environmental inspection of the Businesses and the Real Property by an environmental consulting firm selected by Buyer, (ii) a health and safety inspection of the Businesses by a Person (who may be an employee of Buyer) or firm selected by Buyer and who is qualified and experienced in such matters in the funeral industry, and (iii) a structural inspection of the Businesses by an engineering firm selected by Buyer. If any remedial or corrective actions are recommended as a result of such inspections, then the cost thereof in an amount not to exceed $25,000 in the aggregate shall be deducted from the Purchase Price; if the cost of such actions exceeds $25,000, then Buyer may (in its sole discretion) either (x) proceed with Closing and deduct $25,000 from the Purchase Price, or (y) terminate this Agreement without any obligation to pay any amounts to Seller. In any event, it shall be a condition to Buyer’s obligations under this Agreement that the results of the reports of such firms or Persons shall be satisfactory to Buyer in its sole discretion.
          (h) Title Insurance. Buyer shall have received a current owner’s policy of title insurance issued to the Company insuring the Company’s fee simple ownership interest in each parcel of Real Property. Such policies shall have been issued in an agreed-upon amount by First American Title Insurance Company or another title company reasonably acceptable to the Parties (the “Title Company”) and shall be subject only to Permitted Encumbrances; provided, however, that such policies shall have deleted any exceptions regarding restrictions or be limited to restrictions that are Permitted Encumbrances, any standard exceptions pertaining to discrepancies, conflicts or shortages in area shall be deleted except for “shortages in area”, and any standard exceptions for taxes shall be limited to subsequent years. All premiums and other costs associated with issuing such policy shall be borne equally by Seller and Buyer.
          (i) Survey. Buyer shall have received an ALTA/ACSM survey prepared by a licensed surveyor approved by Buyer and acceptable to the Title Company, with respect to each parcel of the Real Property, which survey shall comply with any applicable standards under Idaho law, be properly certified to the Company and Title Company, be sufficient for Title Company to delete any survey exception contained in the owner’s policy of title insurance referred to in Section 8.2(h), and otherwise be in form and content acceptable to Buyer. The fees and costs associated with such survey shall be borne equally between Seller and Buyer.
          (j) Lien Releases. The holders of any Liens against any of the assets, rights and properties of the Company shall have executed and delivered written releases of such Liens, all in recordable form and otherwise acceptable to Buyer.
          (k) Other Management Arrangements. Seller shall have identified to Buyer such personnel of the Businesses as may be key to the continued effective management and operation of the Businesses after the Closing, and Buyer shall have entered into mutually satisfactory arrangements regarding the continued employment of such personnel at the Businesses following the Closing.
          (l) Deed Restriction. A deed restriction that prohibits the use of Seller’s real property located at 507 West Idaho Street, Boise, Idaho (the “West Idaho Property”), as a funeral home, mortuary, crematory, cemetery or for the burial insurance business or any business related to any of the foregoing uses shall have been duly recorded in the Real Property Records of Ada County, Idaho.
          (m) Closing Deliveries. Buyer shall have received the documents referred to in Section 8.4.
     8.3 Conditions to Seller’s Obligation to Close. Seller’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions (it being understood and agreed that no such waiver of any condition set forth herein shall constitute a waiver of any rights or remedies that Buyer may have under this Agreement with respect to the facts and circumstances giving rise to the failure of such condition to be satisfied):
          (a) Representations and Warranties True. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct, as of the Closing Date (except to the extent such representation and warranty speaks as of an earlier date), as though made on and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on Buyer’s ability to effect the transactions contemplated herein.
          (b) Covenants. The covenants and agreements of Buyer to be performed on or prior to the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
          (c) Certificate of Officer. Seller shall have received a certificate dated the Closing Date and executed on behalf of Buyer, certifying as to the matters specified in Sections 8.3(a) and 8.3(b);
          (d) Closing Deliveries. Seller shall have received the payment and the documents referred to in Section 8.5.
          (e) Approval by Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for Seller, and such counsel shall have been furnished with such certified copies of actions and proceedings and other instruments and documents as they shall have reasonably requested.

     8.4 Closing Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following:
          (a) the certificate(s) representing the Shares, free and clear of all Encumbrances, duly endorsed or accompanied by a duly executed stock power;
          (b) the certificate referred to in Section 8.2(c);
          (c) the minute books, stock or equity records, corporate seal and other materials related to the corporate administration of the Company;
          (d) resignations in writing (effective as of the Closing Date) from such of the officers and directors of the Company as Buyer may have requested prior to the Closing Date;
          (e) a certificate (in form and substance reasonably satisfactory to Buyer) that, as of the Closing Date, Seller is not a foreign Person within the meaning of Section 1445 of the Code of 1986 and the Treasury Regulations thereunder, such certificate to be substantially in the form described in Treasury Regulations Section 1.1445-2(b)(2)(iii)(B);
          (f) an opinion of Ken Mallea, counsel for Seller, dated the Closing Date, in substantially the form attached hereto as Exhibit 8.4(f);
          (g) an executed counterpart of the Employment Agreement, duly executed by Seller;
          (h) an executed counterpart of the C&G Bill of Sale, duly executed by C&G;
          (i) an executed counterpart of the C&G Assignment and Assumption Agreement, duly executed by C&G;
          (j) an executed counterpart of the C&G License Agreement, duly executed by C&G and Seller;
          (k) a duly recorded copy of the deed restriction for the West Idaho Property; and
          (l) copies of all written Releases of Liens against any of the assets, rights and properties of the Company.
     8.5 Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following:

          (a) the wire transfer(s) of immediately available U.S. dollar funds in the amount of the Purchase Price, as adjusted, representing the Shares, free and clear of all Encumbrances, duly endorsed or accompanied by a duly executed stock power;
          (b) the certificate referred to in Section 8.3(c);
          (c) an opinion of Elsaesser Jarzabek Anderson Marks Elliott & McHugh, Chtd., special Idaho counsel for Buyer, dated the Closing Date, in substantially the form attached hereto as Exhibit 8.5(c);
          (d) an executed counterpart of the C&G General Bill of Sale, duly executed by Buyer;
          (e) an executed counterpart of the C&G Assignment and Assumption Agreement, duly executed by Buyer;
          (f) an executed counterpart of the C&G License Agreement, duly executed by Buyer; and
          (g) an executed counterpart of the Employment Agreement, duly executed by Buyer.
ARTICLE IX.
TERMINATION
     9.1 Termination. This Agreement may be terminated prior to the Closing Date only, and then only by any of the following:
          (a) by written agreement of Seller and Buyer;
          (b) at the election of Buyer if any condition set forth in Sections 8.1 and 8.2 (other than Sections 8.2(d) and 8.2(g)) becomes incapable of fulfillment and is not waived by Buyer, unless the failure of the Closing to occur shall be due to the failure of Buyer to perform or observe the covenants and agreements of Buyer set forth herein; provided, however, that any such condition relating to a breach or a failure to perform a representation, warranty, covenant or other agreement prior to the Closing Date shall be a cause for termination of this Agreement only if such breach or failure cannot be or has not been cured within thirty (30) days after the giving of written notice of such breach or failure to Seller, such notice to be given promptly after Buyer becomes aware of such breach or failure;
          (c) at the election of Seller if any condition set forth in Sections 8.1 and 8.3 becomes incapable of fulfillment and is not waived by Seller, unless the failure of the Closing to occur shall be due to the failure of Seller to perform or observe the covenants and agreements of Seller set forth herein; provided, however, that any such condition relating to a breach or a failure to perform a representation, warranty, covenant or other agreement prior to the Closing Date shall be a cause for termination of this Agreement only if such breach or failure cannot be or has not been cured within thirty (30) days after the giving of written notice of such breach or failure to Buyer, such notice to be given promptly after Seller becomes aware of such breach or failure;
          (d) under the circumstances described in Section 8.2(d) or 8.2(g); or
          (e) at the election of Seller or Buyer, if the Closing shall have not occurred by the earlier of August 15, 2007 (the “Outside Closing Date”) (other than as a result of a breach of this Agreement by the Party seeking termination).
     9.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 9.1, no Party, or its shareholders, directors, officers and employees shall thereafter have any further liability or obligation hereunder; provided, however, that such termination shall not relieve (a) any Party of any liability for any breach of this Agreement prior to the date of such termination, (b) the obligations of the Parties set forth in Sections 11.1, 11.2, and 11.13 and such Sections 11.1, 11.2, and 11.13 shall not be affected by a termination or abandonment of this Agreement, and (c) nothing herein shall affect the rights and obligations of either Party from any obligations arising under the Confidentiality Agreement.
ARTICLE X.
INDEMNIFICATION
     10.1 Indemnification by Seller.
          (a) Subject to the express provisions of this Article X, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and the respective officers, directors, employees and agents of Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by a Buyer Indemnified Party, arising from or related to:
               (i) any inaccuracy or breach of any representation or warranty made by Seller in this Agreement, any Schedule to this Agreement or the Employment Agreement;
               (ii) any breach by Seller of any of its covenants, obligations or agreements contained in this Agreement other than those covenants, obligations or agreements contained in Sections 6.3(b), 6.4, 6.9, 11.3, 11.6, 11.13 and 11.14 and this Article X;

               (iii) any breach by Seller of any of its covenants, obligations or agreements contained in Sections 6.3(b), 6.4, 6.9, 6.10, 6.11, 7.4, 11.3, 11.6, 11.13 and 11.14 and this Article X; and
               (iv) any Excluded Liability.
          (b) Notwithstanding any provision to the contrary:
               (i) Materiality. For purposes of this Section 10.1, (A) a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect or similar language, and (B) the amount of Losses in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (A), shall be determined as if such representation and warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect or similar language set forth in such representation or warranty.
               (ii) Escrow. Of the Purchase Price, the sum of $1,000,000 shall be placed into escrow pursuant to an escrow agreement (substantially the form attached hereto as Exhibit 10.1(b)(ii) (the “Escrow Agreement”)) to be entered into on the Closing Date among Seller, Buyer and Wells Fargo Bank, N.A. or another financial institution with banking offices in Idaho having total assets of at least $100 million and otherwise mutually acceptable to the Parties, which shall act as escrow agent. The amount so held under the Escrow Agreement shall be maintained as security for the payment of any and all Claims by Buyer and its successors and permitted assigns against Seller arising under or in connection with Sections 10.1(a)(i) and 10.1(a)(ii). Subject to the terms of the Escrow Agreement, (A) on the 365th day following the Closing Date, one-half of such escrow amount, less the amount of any Losses for which distributions to Buyer have already been made out of escrow or for which there are Claims then pending, shall be distributed to Seller, and (B) on the 730th day following the Closing Date, the balance of such escrow amount, less the amount of any such Losses theretofore distributed to Buyer or subject to pending claims, shall be distributed to Seller. Interest earned on such escrow account shall be disbursed in accordance with disbursements of principal. IF THE CLOSING OCCURS, SUBJECT TO THE TERMS OF THIS ARTICLE X, (X) BUYER ACKNOWLEDGES THAT ITS SOLE RECOURSE FOR ANY LOSSES ARISING UNDER SECTIONS 10.1(a)(i) AND 10.1(a)(ii) OF THIS AGREEMENT SHALL BE PURSUANT TO THE ESCROW AGREEMENT, AND THAT IN NO EVENT SHALL SELLER HAVE ANY LIABILITY FOR ANY SUCH LOSSES IN EXCESS OF AMOUNTS AVAILABLE THEREFOR UNDER THE ESCROW AGREEMENT, AND (Y) SELLER ACKNOWLEDGES THAT THIS SECTION 10.1(b)(ii) DOES NOT APPLY TO OR LIMIT IN ANY WAY CLAIMS BY BUYER AND ITS SUCCESSORS AND PERMITTED ASSIGNS AGAINST

SELLER ARISING IN CONNECTION WITH ANY OTHER SECTION OF THIS AGREEMENT, INCLUDING CLAIMS FOR LOSSES UNDER SECTIONS 10.1(a)(ii)AND 10.1(a)(iv).
               (iii) Indemnity Claims Covered by Insurance. For purposes of this Article X, all Losses shall be computed net of any insurance coverage with respect thereto; provided, however, that, in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Losses. If the Indemnified Party elects to do so, the costs and expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer shall reduce the total amount of insurance coverage received in connection with such Losses, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party.
               (iv) Deductible. No indemnification pursuant to Section 10.1(a)(i) (except for Losses arising under Section 10.1(a)(i) relating to Losses arising out of the inaccuracy or breach of any representation and warranty of Seller set forth in Section 4.11, which shall not be subject to this Section 10.1(b)(iv)) shall be required unless the aggregate of all Losses of Buyer described in Section 10.1(a)(i) shall exceed $25,000 for Buyer, in which case Seller shall be liable only for all Losses in excess of $25,000.
               (v) Matters Disclosed Prior to Closing. Seller will not be obligated to make an indemnification payment to Buyer for any breach of a representation or warranty made herein if, and only to the limited extent that, a matter involving such representation or warranty is expressly listed on Exhibit 10.1(b)(v); and for the avoidance of doubt, in no event shall Buyer ever be liable for any cost, expense, fee, or obligation related to or arising out of any Excluded Liability or any covenants, obligations or agreements set forth in Section 10.1(a)(iii), even if a matter is listed on Exhibit 10.1(b)(v) that is related to or is in any way connected with any Excluded Liability or any covenants, obligations or agreements set forth in Section 10.1(a)(iii).
     10.2 Indemnification by Buyer. Subject to the express provisions of this Article X, Buyer shall indemnify and hold harmless Seller, its Affiliates, and the respective officers, directors, employees and agents of Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) from and against all Losses incurred or suffered by a Seller Indemnified Party arising from or related to:
          (a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or any Schedule to this Agreement; and
          (b) any breach by Buyer of any of its covenants, obligations and agreements contained in this Agreement.

     10.3 Procedures for Indemnification. The Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, making a claim for indemnification under Section 10.1 or Section 10.2 shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the Party or Parties against whom such claims are asserted under this Article X shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Article X shall be asserted and resolved as follows:
          (a) Notice. In the event that (i) any Claim is asserted or instituted by any person other than Buyer or Seller or their respective Affiliates that could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement that does not involve a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim, demand or proceeding and the amount or estimated amount thereof if known (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or proceeding) (a “Claim Notice”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is materially prejudiced by such failure. In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within sixty (60) Business Days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.
          (b) Right to Contest Third Party Claims. In the event of a Third Party Claim, if the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim, demand or proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below). Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the Indemnified Party reasonably believes that there exists a conflict of interest that, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such claim, demand or proceeding or (ii) the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim, demand or proceeding. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or proceeding which the Indemnifying Party defends, or, if appropriate and related to the claim, demand or proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.
          (c) Settlement. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably conditioned, withheld or delayed, or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed; provided that if the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from a third party claimant of any Third Party Claim (which settlement offer will include as an unconditional term of it the full and unconditional release by the claimant or the plaintiff to the Indemnified Party from all liability in respect of such claim) and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party’s liability to the Indemnified Party with respect to such Third Party Claim will not exceed the settlement amount included in such bona fide settlement offer, and the Indemnified Party will either assume control and responsibility for the payment of the defense of such Third Party Claim or pay the attorneys’ fees and other out-of-pocket costs and expenses incurred by the Indemnifying Party thereafter in continuing the defense of such Third Party Claim. In the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article X with respect to such Third Party Claim.
     10.4 Indemnification for 338(h)(10) Election.
          (a) If Buyer makes the 338 Request, then, pursuant to Sections 6.10 and 7.6, Seller and Buyer shall each make the Election and, as described in Section 10.4(b), Buyer shall pay an amount (the "338 Indemnification Amount”) to Seller equal to the excess of (a) the federal and state Taxes owed by Seller from his sale of the Shares, over (b) the federal and state Taxes that would have been owed by Seller from his sale of the Shares during 2007 if Seller and Buyer had not made the Election.
          (b) If Buyer makes the 338 Request, then, within 30 calendar days after Seller delivers to Buyer (pursuant to Section 6.11(b)) the short year Tax Return to be filed by the Company, Buyer shall pay the entire 338 Indemnification Amount to Seller. For purposes of this Section 10.4(b), the 338 Indemnification Amount shall be determined and agreed upon by Seller and Buyer in consultation with R. Craig Rasmussen, CPA or any other impartial accountant agreed upon by Seller and Buyer; provided, however, that if Seller and Buyer are unable to agree upon the entire 338 Indemnification Amount to be paid by Buyer to Seller within 30 calendar days after Seller delivers to Buyer (pursuant to Section 6.11(b)) the short year Tax Return to be filed by the Company, such dispute shall be resolved in accordance with Section 11.13.
          (c) Seller and Buyer hereby agree and acknowledge that Buyer shall pay all fees owed to Craig Rasmussen, CPA or any other impartial accountant agreed upon by Seller and Buyer, provided that such fees result from Seller’s Election, Buyer’s Election and/or the calculation of the 338 Indemnification Amount under this Section 10.4.
          (d) Seller and Buyer hereby agree and acknowledge that, for all tax purposes, they will treat the 338 Indemnification Amount (if any) as additional Purchase Price paid by Buyer to Seller for the Shares under Section 2.2.
ARTICLE XI.
GENERAL
     11.1 Press Releases and Announcements. Any public announcement, including any announcement to employees, customers or suppliers and others having dealings with the Company, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer determines and approves. Buyer will have the right to be present for any in-person announcement. Unless consented to by Buyer or required by Law, Seller will keep, and Seller will cause the Company to keep, this Agreement and the transactions contemplated by this Agreement confidential.
     11.2 Expenses. Except as otherwise expressly provided for in this Agreement, Seller, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Seller, the expenses incurred by the Company and Seller) in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).
     11.3 Further Assurances. On and after the Closing Date, Seller will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by Buyer to carry out any of the provisions of this Agreement.
     11.4 Amendment and Waiver. This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except in writing executed by the party against which such amendment or waiver is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     11.5 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered, if personally delivered by hand (with written confirmation of receipt), (b) when received, if sent by a nationally recognized overnight courier service (receipt requested), (c) five (5) business days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:
If to Buyer:
Carriage Cemetery Services of Idaho, Inc.
3040 Post Oak Blvd., Suite 300
Houston, Texas 77056
Attention: President
Facsimile No. (713) 332-8401
With a copy to:
Greenberg Traurig, LLP
1000 Louisiana, Suite 1800
Houston, TX 77002
Attn: William Sultemeier
Facsimile No: (713) 374-3505
If to Seller :
Timothy T. Gibson
2074 Ribier Dr.
Meridian, Idaho 83646

With a copy to:
Kenneth Mallea
Mallea Law Offices
78 S.W. 5th Avenue, Suite 1
Meridian, Idaho 83642-2923
Facsimile No.: (208) 888-2789
     11.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to any of its Affiliates. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns.
     11.7 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a Party or permitted assign of a Party.
     11.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     11.9 Complete Agreement. This Agreement, the Confidentiality Agreement and when executed and delivered the Employment Agreement, contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral.
     11.10 Schedules. The Seller Disclosure Schedules contains a series of schedules corresponding to the sections contained in Articles III and IV. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. The sections of the Seller Disclosure Schedules relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in this Agreement and statements in the Seller Disclosure Schedules, the statements in this Agreement will control and the statements in the Seller Disclosure Schedules will be disregarded.
     11.11 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

     11.12 Specific Performance. Each of the Parties acknowledges and agrees that the subject matter of this Agreement, including the Businesses, assets and properties of the Company, is unique, that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each of the Parties agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity. The Parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.
11.13 Governing Law; Dispute Resolution.
          (a) THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS AND PRINCIPLES, OF THE STATE OF IDAHO WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.
          (b) Every controversy, Claim, or dispute arising from or relating to this Agreement (“Dispute”) shall be resolved in accordance with this Section 11.13. The Parties will attempt in good faith to resolve promptly any Dispute by negotiations between Seller and an officer of Buyer. If the Parties so agree, such individuals may be assisted by a mediator supplied by the American Arbitration Association (“AAA”), and the costs and fees of the mediation will be borne equally by the Parties. If the Dispute is not resolved within 30 days of a Party’s written request for negotiation, either Party may initiate arbitration as hereinafter provided.
          (c) A Party initiating arbitration shall file a demand in accordance with the Commercial Arbitration Rules of the AAA. The Parties agree that they have a contractual obligation hereunder to conduct the arbitration of any Dispute in good faith. The AAA shall appoint a single neutral arbitrator from its Commercial Arbitration Panel or its Large Complex Case Panel to decide the Dispute. Except as otherwise specifically provided herein, the AAA’s Commercial Arbitration Rules shall govern the arbitration proceedings. The arbitration will take place in Boise, Idaho. During the conduct of the arbitration proceedings, the arbitrator shall have full discretion concerning the admissibility and relevance of evidence. The final award of the arbitrator shall be rendered in writing and signed by the arbitrator. Unless otherwise agreed to by the Parties, the final award shall be rendered within 30 days of the conclusion of the arbitration proceeding. Each Party shall bear its own costs and attorneys’ fees arising out of the arbitration, except under circumstances in which such costs and fees are otherwise recoverable as provided in this Agreement. Each Party shall be solely responsible for any filing fees which that Party owes to the AAA on account of any claims and/or counterclaims asserted by such Party during the proceedings. Each Party agrees to abide by the arbitration award and further agrees that judgment may be entered upon the award in any court of competent jurisdiction.
          (d) Notwithstanding the foregoing and anything to the contrary in this Agreement, Buyer retains the right to seek any form of relief available to it in a court of applicable jurisdiction in the case of any breach or threatened breach of Section 6.9.
     11.14 Construction(a). The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any Party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
     11.15 Farming. The Parties hereby agree use good faith efforts in cooperating with one another in the (a) management and maintenance of the farming operations that exist as of the date of this Agreement on the real property owned by either Buyer or Seller and (b) allocation and payment of costs associated with, and profits earned as a result of, such farming operations; provided, however, that either Party may terminate at any time the farming operations on its respective real property at its sole discretion.

          IN WITNESS WHEREOF, Buyer and Seller have executed this Stock Purchase Agreement as of the date first above written.

BUYER:		SELLER:

CARRIAGE CEMETERY SERVICES OF IDAHO, INC.		TIMOTHY T. GIBSON

By:	/s/ W. Clark Harlow	By:	/s/ Timothy T. Gibson
Name: W. Clark Harlow
Title: Vice President
[SIGNATURE PAGE TO CARRIAGE CEMETERY SERVICES OF IDAHO, INC. STOCK
PURCHASE AGREEMENT]

EXHIBIT A
C&G Assignment and Assumption Agreement
Exhibit A

EXHIBIT B
C&G General Bill of Sale
Exhibit B

EXHIBIT C
C&G License Agreement
Exhibit C

EXHIBIT D
Employment Agreement
Exhibit D

EXHIBIT E
Retirement Insurance Policies
Exhibit F

EXHIBIT 4.11(d)
Pre-Trust Law Liabilities
Exhibit 4.11(d)

EXHIBIT 4.11(e)-(i)
Registered Marker Orders
Exhibit 4.11(e)-(i)

EXHIBIT 4.11(e)-(ii)
Registered Marker Orders
Exhibit 4.11(e)-(ii)

EXHIBIT 4.11(e)-(iii)
Registered Marker Orders
Exhibit 6.12

EXHIBIT 6.12
Water Well Access and Easement Agreement
Exhibit 6.12

EXHIBIT 7.4(a)
Employee Reserves
Exhibit 7.4(a)

EXHIBIT 8.4(f)
Opinion of Ken Mallea
Exhibit 8.4(f)

EXHIBIT 8.5(c)
Opinion of Elsaesser Jarzabek Anderson Marks Elliott & McHugh, Chtd.
Exhibit 8.5(c)

EXHIBIT 10.1(b)(ii)
Escrow Agreement
Exhibit 10.1(b)(ii)

EXHIBIT 10.1(b)(v)
Disclosure
Exhibit 10.1(b)(v)